Exhibit 10.40

GBT JerseyCo Limited

2020 EXECUTIVE LONG-TERM CASH INCENTIVE AWARD PLAN

Adopted November 5, 2020 (the "Effective Date")

1.	Purpose of the Plan

The purpose of the GBT JerseyCo Limited 2020 Executive Long Term Cash Incentive Award Plan (the "Plan") is to promote the interests of the Company and its shareholders by providing the key employees of the Company and its subsidiaries with an appropriate incentive with respect to the calendar year 2020 to encourage them to continue in the employ of the Company or its subsidiaries and to improve the growth, profitability and financial success of the Company and its subsidiaries. The Plan is intended to constitute a "bonus program" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is not subject to the provisions of ERISA.

2.	Definitions

As used in this Plan and in any Award Agreement, the following capitalized terms shall have the following meanings:

(a)

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder of the Company solely by reason of any investment in the Company and provided further that solely for purposes ofthe Plan and any Award Agreement, American Express Company and its subsidiaries shall be deemed to be Affiliates of the Company. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Juweel Investor shall be considered an Affiliate of the Company unless expressly noted herein.

(b)	"Award" shall mean a cash award granted pursuant to the Plan and an applicable Award Agreement.
(c)

"Award Agreement" shall mean a written agreement, substantially in one of the forms attached as an Exhibit hereto, or such other form approved by the Committee for an Award, evidencing a Participant's Award under the Plan.

(d)	"Award Pool" for any Performance Period, shall mean the amount available for Awards, as determined by the Committee in its sole discretion.
(e)	"Board" shall mean the Board of Directors of the Company.

2020 Executive Long-Term Cash Incentive Award Plan

(f)

"Cause" shall mean, when used in connection with the termination of a Participant's Employment, unless otherwise provided in the Participant's Award Agreement or the Participant's Employment Agreement, the Participant's (i) willful and continued failure to adequately perform substantially all of the Participant's duties; (ii) failure to devote substantially all of the Participant's business time to the performance of the Participant's duties for the Company and its subsidiaries; (iii) willful misconduct; (iv) unlawful use of a controlled substance; (v) indictment for, conviction of, or entry of a plea of guilty or no contest to, any felony or any crime involving dishonesty, theft, moral turpitude, breach of trust or breach of a fiduciary duty or their equivalent under local law; (vi) engagement in an act or omission that is detrimental to the business or reputational interests of the Company or any of its subsidiaries, including but not limited to an act of fraud, embezzlement, disparagement, theft or dishonesty, whether in the past or future (including any such acts occurring prior to the commencement of Employment); (vii) habitual or gross negligence in the performance of the Participant's duties to the Company or any of its subsidiaries; (viii) material or repeated violation of any policy or practice adopted by the Company or any of its subsidiaries applicable to the Participant;(ix) breach of any material term of any written employment, service or consulting agreement between the Participant and the Company or any of its subsidiaries; or (x) violation of any detrimental conduct provision of the Company or any of its subsidiaries applicable to the Participant. If, subsequent to the termination of a Participant's Employment, it is discovered that such Participant engaged in conduct which the Committee determines in good faith could have resulted in such Participant's Employment being terminated for Cause, or if such Participant Competes, then in either such case, such Participant's Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause (regardless of how such termination was previously classified).

(g)	"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.
(h)

"Committee" shall mean the Compensation Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the Plan, and if no such committee exists or has been appointed, the Board.

(i)	"Company" shall mean GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey.
(j)	"Compete" with respect to any Participant, shall have the meaning set forth in his or her Award Agreement.
(k)	"Effective Date Chairman" means the Chairman of the Board on the Effective Date.
(1)

"Eligible Employee" shall mean an Employee who is Employed in a position that is classified as Band E (Executive), and, in the judgment of the Committee, is eligible to participate in the Plan due to the services that the Employee has performed or will perform on behalf of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Effective Date Chairman shall be entitled to issue awards pursuant to his rights under Section 4.2 to any Employee whom he, in his sole discretion, elects.

(m)

"Employment" shall mean employment with the Company or any of its subsidiaries. "Employee" and "Employed" shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly determines otherwise in its sole discretion, subject to the requirements of applicable law, so long as the Participant is employed by, or is on an approved leave of absence from, the Company or one of its subsidiaries. If a Participant's Employment is with a Person that is a subsidiary of the Company and that Person ceases to be a subsidiary of the Company, the Participant's Employment will be deemed to have terminated when the Person

2020 Executive Long-Term Cash Incentive Award Plan

ceases to be a subsidiary of the Company unless on or prior to such cessation, the Participant transfers Employment to the Company or one of its remaining subsidiaries. All determinations regarding Employment and terminations thereof shall be made by the Committee in its sole discretion.

(n)	"Employment Agreement" of a Participant shall mean the Participant's effective, written contract of Employment with the Company or any of its subsidiaries, if any.
(o)	"Juweel" shall mean Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands.

(p) "Juweel Investors" shall mean, for so long as such entities remain invested (directly or indirectly) in the Company, Certares GBT Holdings Ltd., QH Travel, L.P., PecosCo Limited Partnership, HMC Juweel Holdings, LP, Macquarie Juweel Investor LP and BR Investors Juweel, L.P.

(q) "Majority Stockholder" shall mean, collectively or individually as the context requires, American Express Travel Holdings Netherlands Cooperatief U.A., ("Amex Shareholder") Juweel Investors Cooperatief U.A. ("Juweel Shareholder") and/or their respective Affiliates (disregarding the Company and its subsidiaries), successors and assigns.

(r)	"Participant" shall mean an Employee to whom an Award has been made.
(s)	"Participating Employer" shall mean each subsidiary of the Company that Employs or has Employed a Participant who, as of the relevant time, has an outstanding Award.
(t)

"Performance Measure or Measures" shall mean such performance measure or measures that are applicable to the determination of a Participant's Award as set forth in the applicable Award Agreement, if any.

(u)

"Performance Period" shall mean the period of time during which the applicable performance goals must be met in order to determine the degree of payout with respect to an Award that is granted under the Plan. Unless determined otherwise by the Committee, the Performance Period applicable to an Award shall be three full calendar years.

(v)	"Person" shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
3.	Administration of the Plan

The Committee shall administer the Plan. In addition, the Committee, in its discretion, may delegate all or part of its authority under the Plan to an officer or a committee of officers of the Company or its subsidiaries, subject to any limits or guidelines established by the Committee at the time of such delegation and subject to applicable law. For the avoidance of doubt, any action, decision, determination or interpretation made, taken or to be made or to be taken, in each case, with respect to an Award allocated by the Effective Date Chairman pursuant to Section 4.2 below shall be made or taken, as applicable, by the Effective Date Chairman (and not the Committee) for so long as he remains on the Board, provided that Awards allocated by the Effective Date Chairman are made under the same framework as applies to all other Awards issued under this Plan in connection with the calendar

2020 Executive Long-Term Cash Incentive Award Plan

year 2020.

3.1Powers of the Committee. In addition to the other powers granted to the Committee under the Plan, the Committee shall have the power: (a) to determine the Eligible Employees to whom Awards are granted; (b) to determine the terms and conditions of an Award; (c) to prescribe the form of Award Agreement for an Award; (d) to adopt, amend and rescind such rules and regulations that it deems advisable for the administration of the Plan; (e) to construe and interpret the Plan, any Plan rules and regulations and any Award Agreements; (f) to reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, any Plan rules and regulations, and any Award Agreement; (g) to determine the impact of any acquisition, disposition or similar event of any Person, or any division, business unit or assets of any Person, on outstanding Awards, including, without limitation, adjustments to performance goals relating thereto; and (h) to make all other determinations necessary or advisable for the administration of the Plan and otherwise do all things necessary or advisable to carry out the purposes of the Plan. Notwithstanding anything to the contrary set forth herein and without limiting the foregoing, the Committee may, in its absolute discretion, adjust the amount of any Award (and/or the performance goals relating thereto), including retroactively, to reflect: (w) extraordinary occurrences impacting performance or the level at which certain performance goals of the Company and/or any of its Affiliates were achieved, (x) any exchange of shares, stock dividend or split, recapitalization, merger, consolidation, combination, restructuring, reorganization or similar corporate change, (y) any change in law or accounting principles or (z) any acquisition or disposition of any Person or any division, business unit or assets of any Person, or any other extraordinary or unusual event impacting the Company or any of its Affiliates.

3.2Determinations of the Committee. Any grant, determination, prescription or other act of the Committee taken in connection with or pursuant to this Plan or any Award or Award Agreement shall require the approval of at least one representative of each of the Juweel Shareholder and the Amex Shareholder on the Committee and shall be final and conclusively binding upon all Persons.

4.	Awards

4.1Award Agreement. All Awards granted under the Plan shall be evidenced by an Award Agreement. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and the terms of any Award Agreement, the terms of the Plan shall govern except as otherwise expressly provided herein. No Awards shall be granted under this Plan except in connection with the calendar year 2020.

4.2Award Pool. The Award Pool for each Performance Period shall be allocated by the Committee. Notwithstanding the foregoing, with respect to each Performance Period, the Effective Date Chairman shall be entitled to allocate 21% of the Award Pool in his sole discretion (or such lesser percentage determined by the Effective Date Chairman); provided that from such time as the Effective Date Chairman is no longer serving on the Board, such right shall terminate, and the Committee shall allocate 100% of the Award Pool for each Performance Period. The Award Pool for Awards issued under this Plan (including Awards not based on performance goals) shall equal $36,000,000 in aggregate, including $4,000,000 to be allocated by the Effective Date Chairman pursuant to this Section 4.2

4.3Performance Measures.

4.3.1.Payment of an Award granted under the Plan may be conditioned on the

2020 Executive Long-Term Cash Incentive Award Plan

attainment of a level or levels of a Performance Measure or Measures for a Performance Period, all as set out in the applicable Award Agreement. The Performance Measure or Measures, required level or levels and the Performance Period of Awards need not be identical with respect to all Participants.

4.3.2.In establishing a Performance Measure or Measures for Participants and in certifying the achievement of a Performance Measure or Measures as of the end of a Performance Period, the Committee may, in its sole discretion, include or exclude the impact of certain events, including, without limitation, any of the following: expenses as a result of restructuring or productivity initiatives; non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles. Any such decision may be made by the Committee before, during, or after, the applicable Performance Period.

4.4Determination of an Amount of Award. The Committee shall determine whether the Performance Measure or Measures applicable to an Award were achieved, and if applicable, the level or levels of the Performance Measure or Measures, as well as the amount to be paid with respect to such an Award, based on the achievement, and if applicable, the level or levels of achievement, of the Performance Measure or Measures applicable to the Award.

4.5Eligibility for Awards Following Termination of Employment. Unless otherwise provided in an Award Agreement, upon the termination of a Participant's Employment for any reason, any portion of the Award that is then unvested shall be immediately forfeited with no compensation or payment due to the Participant. The portion of an Award that is vested as of a Participant's termination of Employment shall be treated as set forth in the applicable Award Agreement.

4.6Payment of Awards. The vested portion of an Award shall be paid by the Participating Employer employing the relevant Participant at the time or times, or within the permissible period or periods, applicable to the Award set forth in the Award Agreement. The Participating Employer shall deduct from all payments of Awards any required tax withholdings. In its sole discretion, the Participating Employer may offset any amounts that a Participant may owe to the Company or any of its subsidiaries against any payment of an Award that would otherwise have been made to the Participant, to the extent permissible under Section 409A of the Code (if applicable to the relevant Participant). Neither the Company nor any subsidiary of the Company shall have any liability or obligation to any Participant for the payment of an Award other than the Participating Employer that Employed the Participant on the last day of the relevant Performance Period (or, if earlier, on the date of such Participant's termination of employment with the Company and its subsidiaries). In all cases, the portion of an Award determined by the Committee to be payable to a Participant for a Performance Period shall be paid on or after the last day of such Performance Period, but no later than the date that is two and one half months after the last day of such Performance Period.

5.	Miscellaneous

5.1No Special Employment Rights. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of such Participant's Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any Employment Agreement with such Participant to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of such Participant from the rate in existence at the time of the grant of any Award.

2020 Executive Long-Term Cash Incentive Award Plan

5.2Participation in Other Plans. Nothing in this Plan shall be deemed to entitle a Participant to participate in, nor prohibit nor restrict any Participant's participation in, any other plan, program or arrangement maintained by the Company or any of its Affiliates.

5.3Amendment; Termination. The Company may at any time, in its sole discretion, terminate or amend this Plan, provided that any such termination or amendment may not both materially and adversely affect a Participant's rights in respect of a previously granted and outstanding Award without the Participant's written consent; provided, however, that notwithstanding the foregoing or any provision herein to the contrary, without the consent of an affected Participant, the Committee may (but shall not be obligated to), in its sole discretion, change the form and timing of any payment or otherwise modify the terms of the Plan or an Award Agreement, in each case, in order to comply with applicable law. In addition, the Committee, the Company and each Participating Employer may exercise any discretion given to any of them under the terms of the Plan or an Award Agreement without the consent of any Participant, regardless of whether such action or omission has a materially adverse effect on any Participant (including, without limitation, under the Plan or under any previously granted and outstanding Award).

5.4Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of the terms contained herein.

5.5Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law. In addition, if any provision in this Plan or any Award Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Plan or Award Agreement, such provision shall be enforceable to the maximum extent possible under applicable law.

5.6Governing Law. The provisions of the Plan and any Award Agreements and all claims or disputes arising out of or based upon the Plan, any Award Agreement and any Award under the Plan or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the domestic substantive laws of the State of New York, without regard to the principles of conflict of laws thereof; provided, however, that any section of an Award Agreement containing non-competition, non-solicitation, confidential information and/or non-disparagement restrictions shall be governed by the law set forth in such section of the applicable Award Agreement, if any.

5.7Venue. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, any Award Agreement or any Award under the Plan. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law: (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts; and (b) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Notwithstanding the foregoing (i) the Company and its Affiliates may seek to enforce the restrictive covenants set forth in any Award Agreement in any court of competent jurisdiction and (ii) except with respect to clause (i) of this

2020 Executive Long-Term Cash Incentive Award Plan

sentence, this Section 5.7 shall not apply to any Participant who has signed an effective and enforceable arbitration agreement with the Company or any of its subsidiaries (in which case, any dispute (other than those relating to the restrictive covenants set forth in any Award Agreement) relating to the Plan, any Award or any Award Agreement shall be resolved in accordance with such arbitration agreement).

5.8WAIVER OF JURY TRIAL. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE PLAN AND/OR ANY AWARD AGREEMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL NOT BE TRIED BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE, OR ATTORNEY OF THE COMPANY OR ANY OF ITS AFFILIATES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR ANY OF ITS AFFILIATES WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

5.9Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate of the Company, nor the Committee, nor any person acting on behalf of the Company, any Affiliate of the Company, or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Sections 280G or 4999 of the Code, or otherwise asserted with respect to an Award.

5.10No Assignment. The right of any Participant or any beneficiary to any payment hereunder shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

5.11Section 409A. The intent of the Company is that the payments and benefits under this Plan shall be exempt from the provisions of Section 409A of the Code and the regulations and guidance promulgated thereunder, and to the maximum extent permitted, the Plan shall be interpreted accordingly. Notwithstanding the foregoing or anything contained in the Plan or an Award Agreement to the contrary, neither the Company nor any of its Affiliates shall have any liability or obligation to any Participant for taxes, interest or penalties, including without limitation, any imposed under Code Section 409A.

5.12Unfunded Status of Plan. Neither the Company nor any Participating Employer shall have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under this Plan. To the extent any person acquires any right to receive a payment hereunder, such right shall be no greater than that of an unsecured general creditor.

5.13Repayment Obligations. The Committee in its discretion may require a Participant to repay an Award in the event of a restatement of the Company's or a subsidiary's financial results within three years after payment of such Award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct.

5.14Special Compensation. The grant of an Award under the Plan is a special onetime, discretionary grant to the Participant and there is no expectation that any future Award will be

2020 Executive Long-Term Cash Incentive Award Plan

granted to the Participant nor any entitlement to any such Award. Any Award granted to a Participant under the Plan is not part of such Participant's regular wages, salary or compensation and shall not be pensionable, nor shall the Award be included in any severance, termination or pay in lieu of notice obligation or calculation to the Participant.

5.15Applicable Regulatory Guidance and Clawback/Adjustment. Notwithstanding any provision contained herein to the contrary, the Committee and/or management of the Company may in its discretion claw back Awards, reduce or eliminate the amount of the Award that would otherwise be payable if, in the Committee's or management's sole judgment, such reduction or elimination is appropriate. Circumstances where such negative discretion may be appropriate include instances where the Participant participated (which could include, depending on the circumstances, participation in a supervisory capacity by act or omission) in an activity without appropriate consideration of the risk to the Company and/or any of its Affiliates. Examples include but are not limited to the Participant's failure to raise, identify and/or assess in a timely manner and as reasonably expected risks, such as a material compliance, legal, regulatory or reputational risk. Additionally, in the event that any Award is paid as a result of misstated financial results, the Committee may, in its discretion, adjust the Award to reflect the corrected financial results.